EXHIBIT 99.1

j2 Global Communications Announces Share Repurchase Program

LOS ANGELES—March 7, 2006—j2 Global Communications, Inc. [NASDAQ: JCOM], provider of outsourced, value-added messaging and communications services, announced today that its Board of Directors has authorized a share repurchase program.

Under the program, the Company may make purchases in the public market or in off-market transactions of up to one million shares at any time or times through December 31, 2008. The timing and amounts of any purchases will be as determined by the Company from time to time, depending on market conditions and other factors they deem relevant.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 2,000 cities in 26 countries on five continents. The Company offers faxing and voicemail solutions, unified-messaging and communications services, document management solutions and Web-initiated conference calling. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAXTM, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax BroadcastTM, eVoice®, PaperMaster®, Consensus®, M4 Internet® and Protofax®. As of December 31, 2005, j2 Global had achieved 35 consecutive quarters of revenue growth and 16 consecutive quarters of growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
800-338-6023 x101	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities in desired locations on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications, including but not limited to the imposition of additional taxation or regulatory-related fees; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 28, 2005, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.